Appendix A – Code of Ethics

Introduction

This Code of Ethics (the “Code”) was originally adopted by Perpetual US Services, LLC (“PGIA” or the “Company”) effective February 28, 2023. PGIA serves as the investment adviser to the investment companies registered under the Investment Company Act of 1940 (the “Company Act”). This Code pertains to PGIA’s investment advisory services. This Code establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Client may abuse their fiduciary duties to the Client and addresses other types of conflict of interest situations. Definitions of underlined terms are included in Appendix A.

Nothing in this Code prohibits employees or Supervised Persons from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

1. WHO IS COVERED BY THIS CODE

This Code applies to each of PGIA’s directors, officers, employees (both full- and part-time), and interns, all of whom PGIA deems to be “Supervised Persons” for the purposes of the Code. Certain provisions of the Code also apply to Supervised Persons’ Immediate Family and are required to strictly adhere to personal securities policies and procedures of this Code. “Immediate Family” are a Supervised Person’s spouse, minor children, and relatives by blood or marriage living in the person’s household.

Directors who are not employees of PGIA and do not have access to confidential information regarding client securities transactions or recommendations are exempt from certain reporting provisions of this Code.

*Certain Supervised Persons are subject to a Code of Ethics adopted by another entity that is designed to be compliant with Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act ("Approved Code of Ethics"). To avoid duplicate reporting obligations, an employee is considered to be in compliance with PGIA's Code of Ethics if they are compliant with an Approved Code of Ethics.

2. POLICY STATEMENT

PGIA has a fiduciary duty to Company clients. As such, PGIA owes our clients the utmost duty of loyalty, good faith, and fair dealing. The purpose of this Code of Ethics is adherence to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17-1 under the Company Act. The Company expects that all Supervised Persons will conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust. PGIA embraces the following principles with respect to the conduct of each employee when acting on behalf of PGIA:

1) The duty at all times to place the interests of clients first;

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2) The requirement that all personal securities transaction be conducted consistent with the Code and in a manner as to avoid any actual or potential conflicts of interest or any abuse of your position;

3) The fundamental standard that PGIA personnel should be aware of the requirements of the Advisers Act and Investment Company Act;

4) The standard that all Supervised Persons of the Company must conduct themselves in full compliance with all applicable federal and state laws and regulations concerning the securities industry. In particular, Supervised Persons should be familiar with those laws and regulations governing “insider trading” and fiduciary duties; and

5) The importance of acting with honesty, integrity and professionalism in all aspects of our business.

These principles govern all conduct, whether or not the conduct is covered by the specific provisions within the Code. It is expected that all Supervised Persons abide by this Code both in theory and practice. This does not withstand the fact that failure to comply with the Code may result in serious disciplinary action, up to and including termination of employment. Please consult Compliance for copies of any laws and regulations concerning the securities business or for any questions about the legality of any transaction.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with the Company, the following types of activities are strictly prohibited, in connection with the Purchase or sale, directly or indirectly, of a Security held or to be acquired by a client or prospective client or the Funds:

(1)	Using any device, scheme or artifice to defraud a client or prospective client or the Funds;

(2)	Making any untrue statement of a material fact to a client or prospective client or the Funds or omitting to state a material fact necessary in order to make the statements made to a client or prospective client or the Funds, in light of the circumstances under which they are made, not misleading;

(3)	Engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit on a client or prospective client or the Funds;

(4)	Engaging in any manipulative practice with respect to a client or prospective client or the Funds; and

(5)	Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company is a beneficial owner, to sell any security to or purchase any security from a client or the Funds in violation of any applicable law, rule or regulation of a governmental agency.

PGIA holds itself and its Supervised Persons to the highest ethical standards. While this Code is only one manifestation of those standards, compliance with its provisions is essential. Failure to comply with this Code is a very serious matter and may result in disciplinary action being taken. Such action can include, among other things, private reprimand, disgorgement of profits, suspension or even termination of employment. Failure to submit personal security transactions report on a timely basis is a violation of this Code.

Supervised Persons must promptly report any suspected violations of the Code of Ethics to Compliance or an Officer. To the extent practicable, PGIA will protect the identity of an Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

3. PROHIBITED TRANSACTIONS

(a) Prohibition against Fraudulent Conduct. It is unlawful for Supervised Persons to use any information concerning a Security held or to be acquired by a Client, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Client.

(b) Blackout Periods.

PGIA Advised Mutual Fund Shares. Supervised Persons shall not be permitted to sell or otherwise transfer, directly or indirectly, shares of any Reportable Fund (mutual fund advised, sub-advised, or underwritten by PGIA or an affiliate) for a period of 60 days from the date of purchase or acquisition of those Reportable Fund shares.

Perpetual Securities. Supervised Persons shall not be permitted to Purchase or Sell or otherwise transfer, directly or indirectly, shares of any Perpetual Security in an account over which they have direct or indirect influence or Control during the periods defined by Perpetual and communicated to the CCO.

Restricted List. PGIA may periodically restrict securities of a particular issuer due to circumstances such as, but not limited to, identified conflicts of interests or receipt of confidential information. Supervised Persons shall not be permitted to Purchase or Sell or otherwise transfer, directly or indirectly, shares of any restricted security in an account over which they have direct or indirect influence or Control during the restricted period. Compliance will maintain the restricted list and any such proposed transactions will be denied. Directors who are not employees of PGIA and do not have access to confidential information regarding client securities transactions or recommendations are exempt from this requirement.

Restrictions are confidential and will not be published. Compliance will maintain discretion on the application of restrictions.

(c)	Blackout Period Exclusions and Definitions. The following transactions shall not be prohibited by this Code and are not subject to the limitations of Sections 3(b):

(i)	effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations requires pre-approval);

(ii)	with respect to securities held in accounts over which the Access Person has no direct influence or control (such as a blind trust);

(iii)	in direct obligations of the U.S. Government;

(iv)	in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments;

(v)	in shares of money market funds;

(vi)	in shares of open-ended mutual funds that are not Reportable Funds; and

(vii)	in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

For purposes of Sections 3(b), and subject to Section 3(d) below, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

(d) Other Prohibited Transactions. Directors who are not employees of PGIA and do not have access to confidential information regarding client securities transactions or recommendations are exempt from Section 3. (d).

Employees shall not:

(i)	induce or cause a Client to take action or to fail to take action, for personal benefit rather than for the benefit of the Client;

(ii)	accept anything other than items of de minimis value or any other preferential treatment from any broker-dealer or other entity with which a Client does business;

(iii)	establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to Compliance;

(iv)	use knowledge of portfolio transactions of a Client for one’s personal benefit or the personal benefit of others;

(v)	violate the anti-fraud provisions of the federal or state securities laws;

(vi)	serve on the boards of directors of publicly traded companies (that are not affiliates of PGIA); and

(vii)	directly or indirectly acquire securities in an initial public offering for which no public market in the same or similar securities of the issue has previously existed without prior approval of Compliance.

(e) Corporate Opportunities. Directors who are not employees of PGIA and do not have access to confidential information regarding client securities transactions or recommendations are exempt from Section 3. (e).

Supervised Persons shall not take personal advantage of any opportunity properly belonging to a Client.

(f) Confidentiality. Except as required in the normal course of carrying out their business responsibilities, Supervised Persons shall not reveal information relating to the investment intentions or activities of any Client, or securities that are being considered for Purchase or Sale on behalf of any Client.

4. PERSONAL TRANSACTION PROCEDURES

Directors (who are not employees of PGIA and do not have access to confidential information regarding client securities transactions or recommendations) and their Immediate Family are exempt from the Pre-clearance Requirements of this section 4 as they are subject to holdings and transaction reporting requirements at the Perpetual Ltd. level.

(a)	Requirement for Pre-clearance. Supervised Persons must obtain written pre-clearance from Compliance for the following types of transactions:

•	any securities transaction involving a Limited Offering (private placement) or an initial public offering (IPO).

•	any securities transaction involving an Initial Coin Offering (ICO).

•	any Perpetual Security transaction.

•	any transaction in Covered Securities.

•	any transaction in Reportable Funds.

Compliance will not grant pre-clearance if the security transaction is not consistent with the provisions of the Code. Exempt from the pre-clearance process are broad based ETFs and unit investment trusts (e.g., SPY, IWM) and Commodities ETF (e.g., SPDR Gold Trust GLD) that are not Affiliated Funds.

NOTE: Any transactions relating to Reportable Funds that result from active 401(k) plan Fund allocation choices made during the three-month period must be reported. This does not include routine investments in the Fund made from payroll deductions over which Supervised Persons have no control of the timing. Additionally, any transactions other than periodic automatic dividend and/or capital gain reinvestments in any Reportable Fund must be disclosed in writing (e.g., through provision of transaction reporting or holdings statements).

NOTE: Any Supervised Person who has taken a personal position through a Limited Offering or private placement will be under an affirmative obligation to disclose that position in writing to Compliance if they play a material role in PGIA’s subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Supervised Person has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section.

(b)	Pre-Trade Compliance Process. It is the responsibility of Supervised Persons wishing to trade in a Covered Security to follow the following procedures:

(i)	Complete a written or electronic pre-approval form indicating the name of the Covered Security or Reportable Fund, its symbol and exchange on which it is traded, purchase or sale, the date, approximate current price, brokerage firm to be used, and the relationship of the personnel with the end beneficiary of the proposed transaction;

(ii)	Obtain written or electronic approval from Compliance (Compliance team members may not approve their own trades);

(iii)	Approvals shall only be granted if not subject to Trade Blackout Period provisions specified in Section 3(b);

(iv)	Approved transactions must be executed within two trading days of approval, or the subject personnel must repeat the procedures; and

(v)	If approval is obtained using a paper form, copies of the pre-approval forms containing all signatures must be submitted to compliance for review by Compliance in accordance with the process proscribed in Section 5(d) and Section 7(a) (iv).

NOTE: PGIA discourages the practice of short-term trading of Reportable Funds. Therefore, it is expected that Supervised Persons would not place offsetting trades, such as a buy and a sell, of Reportable Funds within sixty (60) days.

5. REPORTING REQUIREMENTS FOR ACCESS PERSONS

NOTE: Certain Supervised Persons of PGIA are also classified as Access Persons (see definition in Appendix B). Please note that Compliance will notify you if you are classified as an Access Person. Your status as an Access Person may change from time to time.

(a) Reporting. Access Persons must report to Compliance the information described in this Section with respect to transactions in any Covered Security or Reportable Fund in which they have, or because of such transaction acquire, any direct or indirect Beneficial Ownership.

(b) Exclusions from Reporting. Access Persons must report all holdings and transactions, except for holdings and transactions in the securities listed in Section 3(c).

(c) Initial Holding Reports. No later than ten (10) days after a person becomes an Access Person, he or she must report the following information:

(i)	the title, number of shares and/or principal amount, and CUSIP number or ticker symbol of each Covered Security and Reportable Fund (whether or not publicly traded) in which the person has any direct or indirect Beneficial Ownership;

(ii)	the holdings reports must be current as of a date not more than forty-five (45) days prior to the individual becoming an Access Person;

(iii)	the name of any broker, dealer, bank, or other intermediary with whom he or she maintained an account in which any securities were held for his or her direct or indirect benefit as of the date he or she became an Access Person; and

(iv)	the date that the report is submitted.

(d) Quarterly Transaction Reports. Access Persons must submit a list of transactions in Covered Securities and Reportable Funds (whether or not publicly traded) in which the person has, or because of such transaction acquired, any direct or indirect Beneficial Ownership or confirm there were no such transactions. The report is due no later than 30 days after quarter end. In lieu of a list of all quarterly transactions, duplicate copies of all trade confirmations or statements may be submitted (as long as they contain all the below required information).

(i)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of each Covered Security and Reportable Fund involved and the CUSIP number or ticker symbol;

(ii)	the nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security and Reportable Fund at which the transaction was effected;

(iv)	the name of the broker, dealer, bank, or other intermediary with or through which the transaction was effected; and

(v)	the date that the report is submitted.

(e) Quarterly New Account Reports. Access Persons must report any account established in which any securities were held during the quarter for the direct or indirect benefit of the Supervised Person. The report must include the following information:

(i)	the name of any broker, dealer, bank or other intermediary with whom the Supervised Person established the account;

(ii)	the date the account was established; and

(iii)	the date the report is submitted.

Quarterly New Account Reports must be submitted to Compliance no later than thirty (30) days after the end of the calendar quarter1 in which the account was established.

(f) Annual Holdings Reports. Access Persons must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(i)	the title, number of shares and/or principal amount of each Covered Security (whether or not publicly traded) and/or any Reportable Fund in which such person had any direct or indirect Beneficial Ownership and the CUSIP number or ticker symbol;

(ii)	the name of any broker, dealer, bank or other intermediary with whom such person maintains an account in which any securities are held for such person’s direct or indirect benefit; and

(iii)	the date that the report is submitted.

(h) Account Opening Procedures. Access Persons shall provide written notice to Compliance of any new personal account (“Reported Accounts”) with any entity through which any Covered Securities or Reportable Fund transaction may be effected. (Please see Quarterly New Account Reports, section 5 (e)). In addition, he or she must promptly:

(i)	provide full access to PGIA of all records and documents which PGIA considers relevant to any securities transactions or other matters subject to the Code;

(ii)	cooperate with PGIA in investigating any securities transactions or other matter subject to the Code;

(iii)	provide PGIA with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

(iv)	promptly notify the CCO or such other individual as PGIA may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

Mutual Fund-Only Accounts. Supervised Persons may have or acquire an interest in an account or account held directly with a mutual fund that holds only non-Reportable Funds and in which no other type of securities may be held (including, for example, a 529 plan, 401(k) plan or variable annuity life insurance account).

1 PGIA will accept duplicate copies of statements or an electronic feed.

(g) Certification of Compliance. The Company will supply a copy of this Code and any amendments to each Supervised Person. Supervised Persons are required to certify annually that they have read and understood the Code and recognize that they are subject to the Code. Further, they are required to certify annually that they have complied with all the requirements of the Code and, with respect to Access Persons, that they have disclosed or reported all personal securities transactions pursuant to the requirements of the Code. Supervised Persons are required to promptly report to Compliance or an Officer any violations of this Code of which they become aware, including violations by other Employees.

6. ADMINISTRATION OF THE CODE OF ETHICS

PGIA must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code and to prevent Supervised Persons from engaging in unlawful actions. Additionally, with respect to advisory relationships with Registered Investment Companies:

(a)	PGIA must submit no less frequently than annually to the board of trustees of the investment company a written report that describes any issues arising under the Code since the previous report to the board of trustees that

i.	Describes any issues arising under the Code or procedures since the last report to the board of trustees including, but not limited to, information about material violations of the Code and sanctions imposed in response to any material violations, and

ii.	certifies that PGIA has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

(b)	Supervised Persons must report any violations of this Code promptly to Compliance.

7. COMPLIANCE

(a) Duties of Compliance:

(i)	will review all securities transaction reports and document the reviewer responsible for reviewing such reports. A compliance team member may not review their own reports;

(ii)	identify all Supervised Persons subject to this Code who are required to make these reports and promptly inform each Supervised Person of the requirements of this Code;

(iii)	approve or disapprove personal transaction requests submitted by Supervised Persons in accordance with the procedures stipulated in Section 4;

(iv)	compare all personal Covered Securities transactions with each security pre-approval form;

(v)	compare initial holdings reports, quarterly reports (or statements) and annual holdings report for accuracy and completeness

(vi)	maintain an acknowledgment by each person who is then subject to this Code;

(vii)	review at least annually the adequacy of the Code and the effectiveness of its implementation; and

(viii)	inform Supervised Persons of their requirements to obtain prior written approval from the Compliance prior to entering into a personal securities transaction, if applicable.

(b) Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code, Compliance shall request a written explanation of the person’s transaction. If after post-trade review, it is determined that there has been a violation of the Code, Compliance will report the violation to the CCO and an Officer.

(c) Required Records. Compliance shall maintain and cause to be maintained:

(i)	a copy of any code of ethics adopted by PGIA which has been in effect during the previous six (6) years in an easily accessible place;

(ii)	a record of any violation of any code of ethics, and of any action taken as a result of such violation, for at least five (5) years after the end of the fiscal year in which the violation occurs in an easily accessible place;

(iii)	a copy of each report made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(iv)	a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by PGIA, in an easily accessible place;

(v)	a record of any decision, and the reasons supporting the decision, approving the acquisition by Supervised Persons of Limited Offerings, IPOs or ICOs for at least five (5) years after the end of the fiscal year in which the approval is granted;

(vi)	a copy of each annual written report that is required to be furnished to the board of trustees, under Section 6(a) of this Code, must be maintained for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place; and

(vii)	a copy of each Employee’s annual acknowledgment that he or she has received and reviewed this Code.

Appendix A - Definitions

(a) Access Person see Appendix B.

(b) Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Supervised Person owns or acquires. A Beneficial Owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

Indirect pecuniary interest in a security includes securities held by a person’s immediate family sharing the same household. Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(c) Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof Control over the company. This presumption may be rebutted based upon the facts and circumstances of a given situation.

(d) Covered Security means any security, including an Initial Coin Offering (ICO), except:

(i) securities acquired pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations requires pre-approval);

(ii) securities held in accounts over which the Supervised Person has no direct influence or control (such as a blind trust);

(iii) direct obligations of the U.S. Government;

(iv) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments;

(v) shares of money market funds;

(vi) shares of open-ended mutual funds for which the Company or an affiliate does not serve as investment adviser, sub adviser or underwriter, and

(vii) units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

(e) Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

(f) Officer means the President, Vice President and the CCO for purposes of this Code.

(g) Perpetual Securities means securities issued by Perpetual Limited, the parent company of PGIA Asset Management, LLC.

(h) Portfolio Manager means all PGIA investment personnel responsible for management of a PGIA strategy or Reportable Fund.

(i) Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(j) Reportable Fund – Any Registered Investment Company advised, sub advised, or underwritten by PGIA or an affiliate.

(k) Security held or to be acquired by a Client means

(i)	any Covered Security which has been held by the applicable Client or is being or has been considered by the applicable Client or its investment adviser for Purchase by the applicable Client; and

(ii)	any option to Purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

(l) Accounts over which the Supervised Person has no direct or indirect influence or control means the Supervised Person does not

(i)	suggest purchases or sales of investment for the account;

(ii)	direct purchases or sales of investment; or

(iii)	consult with the trustee or third-party discretionary manger as to the particular allocation of investment to be made in the account.

(k) Supervised Person means each of PGIA’s directors, officers, employees (both full- and part-time), and interns.

Appendix B – LIST OF ACCESS PERSONS

A list of Access Person is maintained by Compliance outside of this document.

Notwithstanding the definition of access person in the Firm’s original Code of Ethics from inception, access persons are defined as any partner, officer, director (or other person occupying a similar status or performing similar functions) as well as employees of PGIA that have access to timely information relating to real-time investment management activities of the Sub-Adviser and/or the Funds’ trading activities, and any such other persons as determined by Compliance [note: the original definition of access person was carried over from Trillium’s Code of Ethics in error]. For the avoidance of doubt, the following persons have been deemed to be access persons from inception through November 4, 2022:

Access Persons	Dates
Chuck Thompson	Inception – Present
Nancy Denney	Inception – February 2022
Robert Kenyon	June 2022 – Present
Chris Golden	December 2021 – Present
Erica Day	07/05/2022 – Present